                                      BUD I

               AMENDED AND RESTATED AIRSHIP ADVERTISING AGREEMENT

               THIS AGREEMENT is made as of the 8th day of July, 1994, by and between AIRSHIP INTERNATIONAL LTD., a New York corporation with its principal office at 7380 Sand Lake Road, Orlando, Florida 32819 ("Operator"), and ANHEUSER- BUSCH COMPANIES, INC., a Delaware corporation with its principal office at One Busch Place, St. Louis, Missouri 63118 ("Company").

                      (A) Operator is the owner of a SKYSHIP 500-HL aircraft, Registration No. N501LP (the "Airship").

                      (B) Company and Operator are parties to the BUD I Airship Advertising Agreement dated March 12, 1992 (together with all amendments thereto, the "1992 Agreement").

                      (C) Operator and Company desire for Operator to continue the operation of the Airship pursuant to the terms and conditions of this Agreement.

                      (D) Operator and Company desire to amend and restate in full the 1992 Agreement.

                 NOW THEREFORE, it is hereby agreed as follows:

               1.     Exclusive Use; Initial Period and Option Period.

                      1.1 During the Initial Period and Option Period, if any (as such terms are hereinafter defined), Operator shall use and operate the Airship at such locations within the contiguous 48 states of the United States of America as are designated by Company (the "Territory") exclusively for the purposes set forth in Section 1.3 below. Operator shall provide all equipment, instruments, engines, computers and other appurtenances used or required for operation of the Airship, as well as ground support vehicles, mooring masts, fuel, personnel (including pilots, ground crew, security and all other required personnel, and all other facilities, equipment and supplies necessary for fulfilling its obligations enumerated herein), subject to the terms and conditions of this Agreement.

                      1.2 The initial term of this Agreement (the "Initial Period") shall be from September 1, 1994 (the "Effective Date") through December 31, 1996; thereafter, Company shall have the right to extend the term of this Agreement through December 31, 1997 (the period from January 1, 1997 through December 31, 1997 is referred to herein as the "Option Period"), provided, however, that at any time after the Effective Date Company may terminate this Agreement by written notice to Operator, in which case this Agreement shall terminate one hundred eighty (180) days following








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the giving of such notice. The four month period from September 1, 1994 through
December 31, 1994 and each successive six month period thereafter through the end of Initial Period and the Option Period, if any, is referred to herein as a "Contract Period."

                      1.3 Throughout the term of this Agreement the Airship shall be operated exclusively for the following purposes:

                             (a) Advertising and promoting the products, goods,
Services or businesses of Company and/or any of its subsidiaries or other affiliates (as determined exclusively by Company) by over-flight of heavily populated areas, including stadiums, open-air theaters, outdoor concerts, sporting events, amusement parks, theme parks and other large public gatherings;

                             (b) Aerial filming of events for telecast and other
uses, as and when directed by Company, and

                             (c) The carriage of passengers, subject to the
following limitations:

                                 (i) Only invited guests of Company may be
        carried as passengers on the Airship;

                                 (ii) Passenger flights shall originate and
        terminate at the same point;

                                 (iii) Passengers shall not pay for their
        carriage, nor will payment be made or accepted on their behalf; and

                                 (iv) The number of passenger flights per week
        shall be determined by Company, subject to safety and weather conditions as determined by the Airship pilot and applicable FAA regulations, if any.

               2.     Designated Base of Airship; Design and Color Scheme.

                      2.1 The base of operations for the Airship (the "Designated Base") will initially be at a mutually agreeable location (to be determined prior to the Effective Date) in the Orlando, Florida area. During the term of this Agreement Company shall have the right to change Designated Base to a new location in the Territory, provided that Company reimburses Operator for Travel Expenses (defined in 4.2 below) incurred by the Airship's crew members in connection with such relocation and provided further that any such change to the Designated Base shall remain in effect for a period of no less than six months.

                      2.2 Operator shall maintain its FAA Certificate of Airworthiness for the Airship in effect throughout the term of this Agreement and shall provide

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Company with (i) a copy of the flight manual for the Airship approved by the
Federal Aviation Administration ("FAA") and (ii) a copy of the Operator's Airship operations manual.

                      2.3 Operator shall maintain the current color and design pur- suant to the specifications submitted by Company under the 1992 Agreement, provided that the cost of any modifications to such color and design specifications requested by Company shall be paid by Company.

                      2.4 (a) Operator has assisted Company in the installation of, and has agreed to operate and maintain, an electric airship advertising sign (the "Sign") on the Airship. Company shall reimburse Operator for all reasonable and necessary maintenance costs of the Sign during the term of this Agreement upon receipt of an invoice therefor and sufficient supporting documentation. Operator agrees to procure the necessary insurance to cover the loss of or damage to the Sign or any of its components, in an amount and at a cost satisfactory to Company. Company shall reimburse Operator for the approved cost of such insurance upon receipt of an invoice therefor and sufficient supporting documentation.

                             (b) Company has obtained an FAA Supplemental Type
Certificate ("STC") for the installation of the Sign and associated equipment. Company agrees that in consideration of the aid of Operator in installing the sign, Company shall make the STC available to Operator for its future use.

                             (c) Company intends to pursue and certify, at its
sole expense, an electrical generation system modification in order to provide additional electrical capacity for the Airship (the "System"). If, in its sole discretion, Company completes the design of and acquisition of the components for such a System, Operator agrees to assist Company in the installation of such System onto the Airship in accordance with a schedule to be mutually agreed upon. Company agrees to reimburse Operator for any costs incurred as a direct result of aiding in the installation of the System, after receipt of an invoice therefor and sufficient supporting documentation. Company further agrees to reimburse Operator for reasonable and necessary maintenance costs for the System after receipt of an invoice therefor and sufficient supporting documentation. If an STC is required and obtained in conjunction with the installation of the System, Company shall permit Operator to have future use of the STC.

                             (d) Both parties agree that upon termination of
this Agreement, Company will reimburse Operator for the actual cost of removing the Sign from the Airship, such cost not to exceed $30,000.00, upon receipt of an invoice therefor and sufficient supporting documentation.

               3.     Airship Operations.

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                      3.1 Operator shall obtain, and maintain in effect
throughout the term of this Agreement, all requisite permits, certificates and authorizations from all governmental agencies having jurisdiction over the use, operation and flight of the Airship within the Territory. Operator shall also use its best efforts to obtain all relevant permits and authorizations as may be required from any supervising governmental agency of any special event over which Company may ask Operator to fly the Airship. Company (and not Operator) shall be responsible for obtaining any permits required by any organizer or sponsor of such event.

                      3.2 Operator shall provide FAA certified and approved personnel to perform all maintenance, servicing and repair required to be performed on the Airship during the term of this Agreement in accordance with the Airship flight operations manual and the Airship maintenance manual and in compliance with standards prescribed by the FAA and all other governmental agencies having jurisdiction over the Airship, its use, operation and flights within the Territory. Except as otherwise provided herein, Operator shall also provide the necessary ground and flight crew for the Airship and shall pay all costs associated with the ownership, use or operation of the Airship. Such costs shall include, but shall not be limited to, the following:

                             (a)    Helium gas replenishment;

                             (b) All operational and administrative premises and

        personnel;

                             (c) All ground support equipment and personnel required for the operation, maintenance and security of the Airship;

                             (d) All insurance, taxes, maintenance and repair costs (excluding sales taxes, if any, which shall be borne by Company);

                             (e)    Lubricating oil;

                             (f)    Fuel; and

                             (g)    Airship mooring fees.

                      3.3 Operator shall not be required to operate the Airship in any manner which violates any law or regulation of any governmental agency of the United States or any state thereof, the country of registration of the Airship or any country or state to, from or over which the Airship flies. Operator has represented to Company that it is conversant with all such laws and regulations and shall notify Company's representatives if operation of the Airship might violate such laws or regulations.

                      3.4 In addition to the sums specified in Section 4, Company shall pay for, provide or reimburse Operator (within 30 days of receipt of an invoice for

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same accompanied by adequate documentation) for any sum Operator shall expend on the following:

                             (a) The actual cost of any change in the Airship's
exterior design required by Company after the date hereof (except as otherwise provided in Sections 2.3 and 2.4 above); and

                             (b)    Any special equipment not part of the normal
equipment of the Airship, other than the Sign, which is required by Company for advertising or any other mutually agreed purposes.

                         3.5 (a)   Company shall determine from time to time the
dates, times and locations for flight operations of the Airship, which shall be set forth on a schedule of operations (the "Schedule"). Thirty-day Schedules shall be submitted by Company to Operator at least fifteen (15) days prior to the expiration of the previous Schedule. The Schedule may be amended by Company from time to time during the Initial Period and Option Period, if any, upon reasonable notice to Operator. Operator shall adhere to the flight plan established by Company in the Schedule, subject only to the physical constraints of adverse weather conditions as determined by Operator's pilot, design limitations of the Airship and applicable governmental regulations in effect from time to time. Operator will cooperate with Company in making Airship flights during the times of the day and days of the week to meet the Schedule. Changes in the geographic location of the Airship (300 miles or more) from the location in the Schedule shall be given to Operator at least thirty (30) days in advance of the changes; provided, however, that Operator shall use its best efforts to accommodate Company when Company requests a change in location on shorter notice. Company shall provide Operator reasonable assistance in locating lodging facilities for the Airship's crew when travel is requested on short notice.

                             (b) The Schedule and any amendments thereto shall
be subject to the reasonable approval of Operator based upon operational (but not economic) considerations.

                             (c) Company and Operator shall, on a weekly or bi-
weekly basis, establish the local flight schedule in the Designated Base area and hours of operation of the Airship. Any changes by Company in the local flight schedule shall be submitted to Operator at least forty-eight hours prior to the proposed effective date and time of such changes. Any changes required by Company in the Schedule which will require the geographic relocation of the ground crew and support vehicles (but within 300 miles of the Designated Base) will be submitted at least fifteen (15) days in advance for clearance with the appropriate governmental agencies and to make appropriate ground arrangements. Operator will use its best efforts to accommodate all Schedule changes when requested by Company and to fly the Airship in accordance with the Schedule.

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                      3.6 (a) Operator shall make the Airship available for
operation according to the Schedule up to six days per week (except for the weeks which include Super Bowl Sunday, Easter Sunday, Memorial Day, Labor Day and Christmas Day, which shall be seven-day weeks). Company shall be entitled to schedule flights on weekends, with the "off day" being a week day (normally Monday). Operator shall provide, and Company will schedule, eight (8) hours per day of flight time. Scheduled flight time for any given day shall be measured from the first departure from the Airship's mooring mast until its mooring at said mast at the completion of such day's operation and will include airborne flight time for the purposes set forth in Section 1.3 above, as well as time between flights for operational requirements such as refueling, crew changes, and pick-up or drop-off of passengers, and time spent travelling to and from Operator's closest maintenance facility. The Airship's flight meter, pilots' log and maintenance and repair records will be available for review by Company at all reasonable times upon reasonable prior notice from Company. A representative of Company, if available, shall also sign the log at the completion of each day's flights.

                             (b) If force majeure conditions (as defined in
Section 10.2 below) preclude Operator from adhering to the Schedule, there shall be no reduction in the then applicable Monthly Fee unless Operator fails to achieve at least 100 hours of airborne flight time in any given month. In such case, the Monthly Fee shall be reduced pro rata. (To illustrate, if only 80 hours of airborne flight time are achieved in any given month due to force majeure conditions, the Monthly Fee for such month shall be reduced by 20%, either by reimbursement to Company or by reduction of the Monthly Fee the following month.) With respect to time lost from the Schedule for which there is no reduction in the Monthly Fee, Operator shall use its best efforts to re-schedule such time, at no additional cost to Company, as soon as reasonably practical thereafter.

                             (c) If the Schedule cannot be adhered to for
reasons other than force majeure, for each day of lost time the Monthly Fee shall be reduced by $6,667 if such day of lost time occurs during the period from September 1, 1994 through December 31, 1994 and by $8,546 if such day of lost time occurs at any other time during the Initial Period or the Option Period, if any, or Operator shall reimburse Company by such amount if no additional Monthly Fee payments are due; provided, however, that in lieu of such reduction in or reimbursement of the Monthly Fee, Operator shall have the option to provide make-up flight time during a period of up to ninety (90) days following the date on which this Agreement would otherwise terminate, such make-up flight time to be at no additional cost to Company. However, such makeup time can be waived by Company, in which case Operator's obligation under this paragraph (c) shall terminate. In no event shall such additional 90-day period (or any portion thereof) extend the Exclusivity Period provided for in Section
7.1 below. Each eight hours of scheduled flight time lost shall equal a day of lost time (pro rated for fractional days).

                             (d) Notwithstanding the preceding paragraphs (a) -
(c), during each Contract Period, Operator shall withdraw the Airship from service for scheduled maintenance and service when necessary for a period of fifteen (15) days no

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fewer than ten of which shall be consecutive days (each such period a
"Maintenance Period" and each day of any such Maintenance Period a "Maintenance Day") (excluding time spent on travel to and from Operator's maintenance facility or time spent on unscheduled maintenance), taking into consideration inspections or maintenance which is mandated by the FAR's (hereinafter defined), the manufacturer's maintenance manual or the instruction manual (as may be required for continued airworthiness) or by the Operator's approved inspection and maintenance program. There shall be no reduction in any Monthly Fee payment payable hereunder with respect to any such withdrawal of the Airship for maintenance in accordance with this Section, subject to Sections 3.6(d)(i) and
(ii) below.

                      In the event that the total number of Maintenance Days required during the period from September 1, 1994 through December 31, 1994 exceeds fifteen (15), or the total number of Maintenance Days required during any calendar year during the Initial Term and the Option Term, if any, exceeds thirty (30), then, in any such case the Monthly Fee payment next coming due shall be reduced as follows:

                                     (i) If such excess Maintenance Day(s)
occurs during the period from September 1, 1994 through December 31, 1994, such reduction shall be made to the January 1, 1995 Monthly Fee payment and shall be equal to the total number of such excess Maintenance Days multiplied by $6,667;

                                     (ii) If such excess Maintenance Day(s)
occurs during the period from January 1, 1995 through the end of the Initial Period and the Option Period, if any, such reduction shall be equal to $8,546 for each such excess Maintenance Day and each such reduction shall be made to the Monthly Fee payment that is due following the month in which such excess Maintenance Day(s) occurs.

                             (e) At the end of the Initial Period (but only if
there shall be no Option Period) or at the end of the Option Period, or upon termination of this Agreement for any reason, any lost flight time for which Company has not been compensated by make-up time, by reimbursement or by a reduction of the Monthly Fee as provided above shall be paid back to Company by Operator at the rate of $8,546 per day of lost time (pro rated for fractional days). Such payment obligation shall survive any such termination and shall be made within three (3) days following termination by wire transfer of immediately available U.S. funds to an account designated by Company.

                      3.7 (a) Operator shall provide all necessary flight and ground crew personnel necessary to accommodate the Schedule. All crew members shall obtain and maintain all licenses required by the FAA and any other governmental agencies having jurisdiction over the Airship or its use and flight within the Territory during the Initial Period and the Option Period, if any. Each member of the crew shall be acceptable to Company in the reasonable exercise of its judgment.

                             (b) Operator shall comply with the reasonable
requests of Company to the best of its ability in order that Company may obtain the optimum

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utilization of the Airship with respect to its advertising and promotional activities, provided that all crew activities shall be within Operator's pilots' discretion. Notwithstanding the foregoing, the parties acknowledge that Operator has full operational control of the Airship, and Company shall have no liability whatsoever for any loss of or damage to the Airship.

                             (c) The Airship shall be piloted only by CAA or FAA
licensed pilots.

                             (d) Except when the authorized and licensed pilots
are at the flight controls or on duty, the ground crew chief shall be in command of the Airship.

                             (e) No flight of the Airship shall take place
unless Operator's pilots on board shall be satisfied as to the prevailing weather conditions and any geographical limitations, the load required to be carried and the proposed places of take-off and landing. Operator's pilots shall have the absolute right to cancel, terminate or divert any flights when such action is deemed by them to be necessary due to the weather or to other conditions beyond their control. The said pilots shall also have absolute discretion to prohibit any goods or passengers on the Airship if, in the pilots' opinion, they may adversely affect the safe flight of the Airship.

                             (f) Notwithstanding any of the foregoing provisions
of this Section 3.7, Operator expressly undertakes the obligation to have available and on call such back-up pilot or pilots as may be necessary to guarantee the performance of the Schedule. Operator acknowledges its obligation to monitor the number of hours being flown by each of its pilots in a given month so as to make certain that if a replacement pilot will be necessary due to the number of hours projected to be flown, a replacement pilot will be made available promptly so that the Schedule shall be maintained. Operator further undertakes to provide a replacement pilot within 24 hours after it learns that any regular pilot is unavailable due to illness or any other non-planned absence.

                             (g) Operator further acknowledges that its
operations are subject to regulation by the FAA as described in the Federal Aviation Regulations (the "FAR's"). Operator hereby certifies that it has made a full and complete investigation of all applicable FAR'S, and that it has such certificate or certificates as may be required under the FAR's to engage in the operations contemplated herein. Operator agrees to furnish copies of current certificates to Company on request.

                             (h) Operator will establish and implement, at
Operator's sole cost and expense, an alcohol testing program for all individuals who are in any way involved with the maintenance or operation of the Airship under the provisions of this Agreement, specifically including all pilots, ground support mechanics and riggers, and any other crew members, which program shall be, in all respects, subject to applicable law.

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                                    (i) The testing program shall be conducted
in such manner as to ensure that the crew members of the Airship are at all times in compliance with the requirements of FAR 91.17(a)(1), (2), (3) and (4) and that all other employees, when performing any function required by the provisions of this Agreement, shall not have consumed any alcoholic beverages within the preceding 8 hours; are not under the influence of alcohol; and do not have a blood alcohol concentration ("BAC") of .04 percent or more;

                                    (ii) The testing shall be conducted (1) upon
a violation of an FAR; (2) upon a reasonable suspicion of a Company representative or one or more supervisors of the employee that the employee's ability to perform his functions is impaired; and (3) on a random basis;

                                    (iii) There shall be a screening test and,
if necessary, a confirmation test. The screening portion of the test shall involve the use of devices, selected by the Operator and approved by the Company, that give an immediate indication either of positive or negative. Anyone testing positive on the screening shall be immediately removed from any duties relating to the maintenance or operation of the Airship. Those testing positive shall immediately agree to allow a blood sample to be taken or to provide, under reasonable supervision, a urine sample. The blood sample or urine sample shall be sent to a qualified laboratory for determination of BAC level. If the laboratory result indicates that the employee was in compliance with the requirements set forth above, he may be allowed to resume duties related to the Airship. If an employee refuses to provide the blood or urine sample, or by the confirmation test, is determined not to have been in compliance with requirements set forth above, that employee shall not be permitted to perform any functions under this Agreement.

                                    (iv) At Company's request, operator shall
provide a copy of its testing procedures, meeting the requirements set forth above, for Company's approval. Operator agrees to amend said procedures as reasonably required by Company; and

                                    (v) If, during the term of this Agreement,
the FAA or U.S. Department of Transportation ("DOT") adopts regulations relating to alcohol testing, Operator agrees to comply with those requirements, not only as to personnel whose specific functions are described in the regulations, but also as to all personnel who are in any way related to the operation or maintenance of the Airship under this Agreement.

                                    (i) Operator agrees, whether or not
otherwise required to do so under the FAR's or other statutory or regulatory provisions, that Operator shall engage in drug testing of all its employees and contractors as Company may reasonably request from time to time, following procedures similar to those used in the Company's drug testing program for its own employees. Operator agrees to include in such drug testing all employees and contractors who are involved in any manner in the operation or maintenance of the Airship under the provisions of this Agreement, specifically

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including all pilots, ground support mechanics and riggers and any other member of the ground crew. Notwithstanding the foregoing provisions of this paragraph
(i), if Operator wishes to use an alternative drug testing program, it may do so if such program has been approved by Company in writing. Such drug testing program shall be, in all respects, subject to applicable law, and all costs of the program shall be paid by Operator.

                             (j) Company shall provide, at its sole cost and
expense, (i) all special uniforms which must be worn by Operator's flight and ground crew members, (ii) any decals or painted logos (and replacements thereof) which Company requires Operator to use on Operator's ground support vehicles, and (iii) the patches and other logos for crew members' uniforms. Such uniforms, painted logos and decals shall be cleaned from time to time by Operator in order to maintain a neat and clean appearance to the public. All registered trademarks, trade names and other proprietary property used in connection with such uniforms, as well as painted logos and decals, shall remain the exclusive property of Company.

                      3.8 On reasonable notice from Company, Operator shall cause a camera to be temporarily installed on the Airship for use in taping television commercials, televising sporting or other events, or other photographic or filming purposes. Company shall reimburse Operator for any actual incremental costs it may incur in providing the camera for use in the Airship, such reimbursement to be made within 30 days of receipt of an invoice and documentation for same from Operator.

               4.     Consideration; Reimbursement of Expenses.

                      4.1 (a) In consideration of all services to be provided and obligations to be performed by Operator hereunder, Company agrees to pay to Operator a fee (the "Monthly Fee") as follows:




                   Month                        Monthly Fee                Payment Terms

(i)    September 1994-December 1994               $200,000      Payable in one lump sum of
                                                                $800,000 upon execution of this
                                                                Agreement by both parties


(ii)   January 1995                               $512,750      Payable on January 1, 1995


(iii)  February 1995-October 1995                 $256,375      Payable on first day of each
                                                                month

(iv)   November 1995 - December 1995                -0-



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

(v)    January 1996                               $512,750      Payable on January 1, 1996


(vi)   February 1996-October 1996                 $256,375      Payable on first day of each
                                                                month

(vii)  November 1996 - December 1996                -0-


(viii) January 1997                               $512,750      Payable on January 1, 1997


(ix)   February 1997-October 1997                 $256,375      Payable on first day of each
                                                                month

(x)    November 1997 - December 1997                -0-


                      Payments in (viii), (ix) and (x) above shall not be due if Company does not elect to extend the term hereof for the Option Period.

                             (b) Payment by Company of the applicable Monthly
Fee may be reduced due to lost flight time as provided in Section 3.6 above.

                             (c) All Monthly Fee payments shall be made in U.S.
dollars by wire transfer to an account designated by Operator. If any payment due under this Agreement from any party remains unpaid for more than seven days after the due date thereof, it shall bear interest at the prime rate of interest in effect at Morgan Guaranty Trust Company of New York from the date such payment was due to the date of payment. Any costs (including reasonable attorneys' fees) incurred by any party to recover sums due under this Agreement shall be paid by the party failing to pay such sums when due.

                      4.2 During the term of this Agreement, Company shall reimburse Operator in the amount of $2,200 per day for all out-of-pocket travel, accommodation, subsistence and similar expenses incurred by the Airship's crew (collectively, "Travel Expenses") whenever the Schedule requires the Airship to spend the night at a mooring mast away from the Designated Base. Company shall reimburse Operator for Travel Expenses within thirty (30) days of receipt of an invoice for same.

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5.      Loss of Airship.

                      5.1 The risk of loss or damage with respect to the Airship shall be solely upon Operator. If there shall occur a loss of all or substantially all of the Airship, or if the Airship is grounded due to an accident or other damage to the Airship, then the parties' respective obligations hereunder shall abate until such time as the Airship has been repaired or replaced, at which time this Agreement shall continue in effect for the remainder of the Initial Period and Option Period, if any, which Initial Period and Option Period, if any, shall be extended by the abatement period; provided, however, that if the abatement period exceeds one hundred fifty (150) days, then this Agreement shall, at Company's option, be deemed to have been terminated as of the date of the loss or damage, and neither party shall have any further obligations to the other.

                             (a) If this Agreement is terminated pursuant to the
preceding paragraph (a) and the Airship shall thereafter be repaired and is prepared to be placed in service within ninety (90) days of said termination, then, before making any agreement(s) with any other party for the use of the Airship, Operator shall first notify Company that Company has the right and option to acquire the exclusive use of the Airship for a period of time equal to the unexpired portion of the Initial Period and Option Period, if any, at the time of termination on the same terms and conditions as are contained in this Agreement. Such option shall be exercised, if at all, within fifteen (15) days following Company's receipt of such notice.

               6.     Representations, Warranties and Covenants.

                      6.1 Operator represents, warrants and covenants to Company that:

                             (a) The Airship is certificated as a standard type
aircraft under the laws of the United States of America;

                             (b) A valid Certificate of Airworthiness has been
issued for the Airship by the United States of America, and Operator shall take all necessary actions to ensure the continued effectiveness of the Airship's Airworthiness Certificate as set forth in FAR 21.181(a)(1), so that a valid Certificate of Airworthiness for the Airship is maintained at all times. The Airship is in airworthy condition and usable for the purposes contemplated by this Agreement;

                             (c) The execution of this Agreement by Operator
will not constitute a breach of any other agreement to which Operator is a party or which involves the Airship;

                             (d) Registration of the Airship under the laws of
the United States of America shall be maintained, and Operator shall obtain and maintain (or cause to be obtained and maintained) in effect all required approvals of the FAA, or any

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other governmental authorities having jurisdiction over use and operation of the
Airship in the Territory;

                             (e) Operator shall be responsible for performance
of all Airship overhaul, engine overhaul and maintenance required during the Initial Period and Option Period, if any, under the FAR'S, as well as any applicable airworthiness directives requiring modifications to the Airship, and shall make such alterations and modifications in each component of the Airship as may be required from time to time to meet the standards of the FAA or any other governmental authority having jurisdiction over the Airship;

                             (f) Operator shall maintain all records, logs and
other materials required by the FAA or other governmental authority having jurisdiction over the Airship and shall permit Company or its duly authorized agents or representatives or any other person designated by Company to inspect the Airship and its flight logs and maintenance records at any reasonable time and shall furnish Company and its duly authorized agents or representatives any information with regard to the operation of the Airship as any of them may reasonably request;

                             (g) Operator shall maintain the paint and decals on
the Airship in a clean and orderly condition to Company's reasonable satisfaction during the Initial Period and Option Period, if any;

                             (h) Operator shall maintain, service, operate,
repair and test the Airship (i) so as to keep each component of the Airship in good operating condition, (ii) so as to meet the requirements of the maintenance plans recommended by the manufacturers of the engines, envelope and gondola comprising the Airship, (iii) so as to keep the Airship duly certified as airworthy by the FAA or any other governmental agencies having jurisdiction over the Airship, (iv) so as to comply with any FAA or other governmental authority airworthiness directives, as well as "mandatory" and "recommended" service bulletins applicable to the Airship, as well as licensing and relicensing with respect thereto which may be required by any governmental agencies having jurisdiction over the Airship, and (v) so as to keep the Airship clean and in top condition and repair suitable to provide the services required of Operator hereunder to Company's reasonable satisfaction;

                             (i) Operator shall maintain, service, operate,
repair and test all ground support vehicles and equipment supplied by Operator hereunder so as (i) to keep the components thereof in good operating condition,
(ii) to meet all required maintenance schedules, (iii) to keep such vehicles and equipment properly licensed, and (iv) to keep the vehicles and equipment clean and in good condition and repair, suitable to provide the services required of Operator hereunder to Company's reasonable satisfaction; and

                             (j) Operator has taken all action (including,
without limitation, the giving of notices and the obtaining of consents, licenses and permits)

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required by any governmental authority as a condition to the execution and delivery of this Agreement, its validity and enforceability, and the consummation of any of the transactions contemplated hereby.

                      6.2 Each party hereto represents and warrants to the other that:

                             (a) It is a duly organized and valid entity in good
standing under the laws of its jurisdiction of organization and has full authority to conduct its business as presently conducted and to enter into and perform its obligations under this Agreement;

                             (b) Each of the persons executing this Agreement is
a duly authorized officer or agent of such entity and has been duly authorized by all necessary action to execute and deliver this Agreement;

                             (c) This Agreement has been duly and validly
executed and delivered by such party and constitutes a valid and binding agreement of such party, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies; and

                             (d) No consent or approval of any third party is
required for such party's execution, delivery or performance of this Agreement.

               7.     Exclusivity.

                      7.1 Operator hereby covenants and agrees that following the termination of this Agreement and continuing for a period (the "Exclusivity Period") which is the lesser of (i) the time which has elapsed between the Effective Date and the date on which this Agreement terminates, and (ii) three
(3) years, Operator shall not, directly or indirectly, sell, lease or operate any lighter-than-air aircraft, or otherwise provide any lighter-than-air aircraft, which is used or is expected to be used to advertise or promote any amusement park or theme park, any malt beverage or any snack food, other than the amusement parks or theme parks, malt beverages and snack foods owned, operated or produced by Company or its subsidiaries; provided, however, that (i) nothing herein shall prevent Operator from operating another aircraft on behalf of another client in or about an amusement park or theme park so long as such aircraft does not promote an amusement park or theme park, a malt beverage or a snack food product; and (ii) the exclusivity granted to Company hereunder with respect to malt beverages applies only in the United States and Mexico; snack foods only in the United States; and amusement parks and theme parks only in the United States, Canada and Mexico. The provisions of this Section shall apply notwithstanding any early termination or cancellation of the Initial Period or Option Period, if any, including but not limited to termination under Section 10.3.

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                      7.2 As used herein "snack foods" means salted snacks such
as potato chips, corn chips, peanuts, pretzels, cheese curls, popcorn and similar items. It does not include candy or fast-food such as hamburgers, french fries or basic meal items.

                      7.3 Operator represents and warrants to Company that it has not previously entered into any agreement with any third party which, if performed after the date hereof, would violate the exclusivity granted to Company in Section 7.l.

                      7.4 During the term of this Agreement, Operator agrees that each of its employees, crew members, any of Operator's agents, authorized representatives or any subcontractors retained by Operator while wearing a uniform containing Company's logo will not in any public place in the Territory display any alcoholic or non-alcoholic malt beverage other than those produced and distributed by Company and that said persons,if they choose to drink beer or a non-alcoholic malt beverage in any public place, will drink the Company's products.

               8.     Licensing and Royalties.

                      8.1 Company shall have the worldwide right, exclusively and in perpetuity, to commercially exploit the likeness of the Airship bearing one or more of Company's trademarks. The Company's right includes, but is not limited to, the right to manufacture, market, sell, and distribute merchandise bearing a likeness of an airship and any of the Company's trademarks; provided that any such merchandise bearing the trademarks Budweiser, Bud (but not Bud Dry or Bud Light) or King of Beers shall be deemed to be "Airship Merchandise" for purposes of this Agreement. If the Company elects to discontinue the use of the Airship for the promotion of the BUDWEISER brand (through the use of Budweiser, Bud and/or King of Beers) and instead paint the Airship by using color and design specifications (subject to the provisions of Section 3.4(a) hereof) which promote a brand of beer other than Budweiser, including Bud Dry and/or Bud Light, then when such other brand is included on merchandise bearing a likeness of an airship, such merchandise shall also be deemed "Airship Merchandise."

                             (a) Operator shall be entitled to receive royalties
from Company only on Net Sales (hereinafter defined) from the date hereof until the end of the Exclusivity Period. Company shall pay the Operator a royalty equal to four percent (4%) of Net Sales.

                             (b) "Net Sales" shall mean all monies actually
received by the Promotional Products Group of Anheuser-Busch, Incorporated ("PPG") and PPG's sales of Airship Merchandise to Anheuser-Busch, Incorporated brewery gift shops and to third parties, excluding PPG's sales to wholesalers of Company's beverage products and sales to Operator. Net Sales shall not include sales taxes included therein or refunds, credits and allowances actually allowed to customers for returned Airship Merchandise. If any other Company organization assumes PPG's responsibility for selling promotional

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merchandise bearing Anheuser-Busch, Incorporated trademarks, the definition of
Net Sales shall include monies actually received by that Company organization.

                             (c) Within forty-five (45) days after the close of
each calendar quarter during the Initial Period and Option Period, if any, Company shall furnish Operator an accounting of Net Sales during that quarter and shall pay Operator any royalty due for those Net Sales. Company is under no duty or obligation to sell Airship Merchandise, and the duty to pay a royalty shall exist only if Company, in its discretion, determines to sell Airship Merchandise. All such royalty payments shall be in addition to any other payments under this Agreement. Except as set forth above in this Section, Company shall not be liable to Operator or any other party for any royalties, licensing fees or other similar charges in connection with any commercial exploitation of the Airship.

                             (d) Company will consider ideas for Airship
Merchandise items submitted by Operator, but selection of items for production shall be in Company's sole discretion.

                      8.2 Company acknowledges and agrees that it has not obtained any right, title or interest in the Airship other than as specifically set forth herein.

                      8.3 (a) Nothing contained in this Agreement shall constitute a license of or shall entitle Operator to use any of the Company's trademarks, trade names or service marks, whether or not registered, in connection with the manufacture, marketing, distribution, conduct or sale of Operator's merchandise or services, other than through operation of the Airship as provided herein. Any violation of this provision by Operator may subject Operator to liability for infringement of Company's rights.

                             (b) Notwithstanding the foregoing paragraph, during
the Initial Period and Option Period, if any, Operator shall have the right to purchase Airship Merchandise from PPG at PPG's then current price to wholesalers of Company's beverage products; provided, however, that Company shall have the right to approve the method and location of any distribution or resale of all such Airship Merchandise.

                      8.4 Upon the termination of this Agreement, Operator shall remove from the Airship and all ground support vehicles and equipment all trademarks, logo designs, color schemes and signage belonging to the Company or any of its subsidiaries, affiliates or related entities. Operator shall not allow the Airship, vehicles or equipment to be used commercially until the design graphics and other materials of Company are removed, which shall occur as soon as practicable following the termination of this Agreement; provided, however, that this provision shall not preclude Operator from disposing of Airship Merchandise on hand as of the date of termination of this Agreement.

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



               9.     Insurance.

                      9.1 Operator shall, during the Initial Period and Option Period, if any, procure and maintain, at its sole cost and expense, a policy or policies of insurance in form and content and with responsible insurers reasonably acceptable to Company, in the following types and amounts:

                             (a) Comprehensive aviation liability insurance with
respect to the use and operation of the Airship, having a combined single limit of not less than $150,000,000, insuring and covering Operator and, as an additional insured pursuant to Section 9.2(a), Company, as their interests may appear, against all liability for injury, damage or claims caused by or arising out of, or in connection with, ownership, operation, maintenance or use of the Airship, including injuries to or deaths of passengers or third persons or damage to property.

                             (b) Automobile liability insurance or other general
liability insurance covering all owned, non-owned and leased automobiles, trucks, trailers, and other vehicles and ground support equipment used by Operator in the performance of its duties under this Agreement. Such insurance shall provide coverage of not less than that provided for in the Standard Comprehensive Automobile Liability Policy in limits of not less than $10,000,000 combined single limit each occurrence for bodily injury and property damage.

                             (c) Workers' compensation insurance in conformity
with the statutory limits of the states in which Operator shall be required to carry such insurance. Employees liability shall be carried with a limit of not less than $1,000,000 for accident or disease.

                      9.2 All insurance required hereby shall include the following:

                             (a) Company and its subsidiaries, affiliates and
licensees and their respective assigns, officers, directors and employees shall be included as additional insureds as their interests may appear (excluding coverage under Section 9.1 (c) above);

                             (b) The insurers shall agree to waive their rights
of subrogation against Company and its parent companies, subsidiaries, affiliates and licensees and their respective agents, assigns, officers, directors and employees;

                             (c) The inclusion of more than one corporation,
person, organization, firm or entity as insured or additional insured under the policy of insurance shall not in any way affect the rights of any claim, demand, suit or judgment made, brought or recovered, by or in favor of any employee of such other insured. Each policy shall protect each corporation, person, organization, firm or entity in the same manner as though a separate policy had been issued to each, but nothing herein shall operate to increase the insurer's liability as set forth as limits to the policy beyond the amount or amounts for which the insurers would have been liable if only one person or interest had been named as insured;

                      (d) With respect to liability arising out of work performed by Operator under this Agreement, the insurance afforded the Company as additional insured shall be primary, and any insurance maintained by Company shall be excess and not contributing with Operator's insurance;

                             (e) The insurers shall agree that, in the event
they cancel or materially change such insurance policies, they will give thirty
(30) days' advance written notice (seven days in the case of war risk) of such cancellation or material change to Company; and

                             (f) The geographic limits of such insurance shall
include at a minimum the entire Territory.

                      9.3 Operator shall, from time to time as Company shall reasonably request, and prior to each renewal date of the insurance, furnish to Company certificates evidencing that the foregoing insurance is in full force and effect with financially sound and responsible insurers.

               10.    Termination; Force Majeure.

                      10.1 The occurrence of any of the following events will be deemed to be, and shall be treated as, a default under this Agreement and just cause for its termination by the non-defaulting party, which termination shall be effective upon notice given in accordance with Section 13 hereof, and/or, at Company's option, if Company is the non-defaulting party, abatement by Company or reimbursement to Company of the compensation to be paid by Company pursuant to this Agreement or previously paid but unearned:

                             (a)    Breach or failure by either party in the due
observance or performance of any material term, covenant, warranty, representation or agreement contained in this Agreement, which breach or failure continues unremedied or uncorrected for a period of ten days after written notice thereof from the non- breaching party, which notice specifies such breach or failure in reasonable detail and requires it to be remedied; provided that, such ten-day period shall be extended if (i) such breach or failure is not capable of being remedied within such ten-day period, (ii) the breaching party has diligently and in good faith commenced efforts to remedy the same within such ten-day period, and (iii) such breach or failure is remedied within 30 days after such notice.

                             (b) Either party shall admit in writing its
inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such party seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee or other similar official for said party or for any substantial part of its property, and such proceeding shall not have been dismissed within ninety (90) days; or either party shall take any action to authorize any of the actions set forth above in this subsection.

                      10.2 (a) The provisions of this Agreement are binding upon the parties hereto except where performance by a party, or the ability to achieve the material purposes set forth in Section 1.3(a), is prevented, delayed or interfered with by causes beyond the reasonable control of the non-performing party, including, without limitation, riot, war or hostilities between nations, governmental action (other than action taken in response to Operator's or Company's violation of any law or governmental regulation, in which case the party at fault shall not be permitted to claim the benefit of this Section 10.2), acts of God, mechanical or equipment failures caused by foreign objects, fire, accidents, strikes or adverse weather conditions (collectively, force majeure) provided however, that force majeure shall not include mechanical or equipment failures (other than as provided above) or unavailability of flight crew or ground crew personnel unless attributable to act(s) of God.

                      (b) The party affected by force majeure shall give notice to the other party of said force majeure event promptly after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefor. Such party shall use its best efforts to resume performance as soon as reasonably possible. Upon restoration of the affected party's ability to perform its obligations hereunder, the affected party will give immediate notice to the other party.

                      (c) Subject to Section 5.1 (a), if a force majeure condition which prevents a party's performance hereunder shall continue for a period of 60 days, and after such 60 day period there shall be no reasonable prospect for the prompt cure thereof despite the best efforts of the affected party to cure the same, then either party shall have the right to terminate this Agreement in its entirety upon 30 days' prior notice to the other party; provided that such termination shall be effective as of the date on which the non-performing party ceased performing hereunder due to a force majeure condition, and upon such termination (i) Operator shall return any payments advanced but unearned as of the termination date, (ii) Company shall make any payments earned but not paid as of such termination date, and (iii) neither party hereto shall have any further liability or obligation whatsoever to the other, other than under the terms of those provisions which specifically survive the termination of this Agreement.

                      10.3 Notwithstanding anything to the contrary in this Agreement, if during the Initial Period and Option Period, if any, it becomes necessary to cancel operations pursuant to this Agreement due to the inability of Operator to maintain necessary permits or authorizations from the FAA, DOT or any other governmental agency having jurisdiction over the Airship or its use or operation, such cancellation of operations shall continue for a period of 60 days, and after such 60-day period there shall

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be no reasonable prospect for the prompt cure thereof despite the best efforts of the Operator to remedy the same, then Company shall have the right after such 60 day period to terminate this Agreement in its entirety upon 30 days' notice to Operator, whereupon (i) Operator shall return any payments advanced but unearned as of the termination date, (ii) Company shall make any payments earned but not paid as of such termination date, and (iii) neither party hereto shall have any further liability or obligation whatsoever to the other, other than under the terms of those provisions which specifically survive the termination of this Agreement. If such condition is remedied within the aforementioned 60 day period, the Agreement shall continue in effect for the remainder of the Initial Period and Option Period, if any, provided that the Initial Period and Option Period, if any, shall be extended by the number of days during which such condition existed, and the respective obligations of the parties shall be abated for that same period. If an event or circumstance which would otherwise constitute a default with respect to the Company under Section 10.1 (a) also is subject to this Section 10.3, it shall be governed by this Section 10.3 and will not constitute a default.

               11.    Confidentiality.

               Except as may be required by law or to obtain a permit or other authorization for the operation of the Airship, no party to this Agreement shall divulge to any third party the contents of this Agreement or any other agreement between the parties or any information (which is not publicly available) gained in the performance of this Agreement or such other agreements, except to the extent necessary, normal or appropriate for the purposes contemplated hereunder, and information by way of plans or other documentation marked "Confidential" by a party and made available to the other parties shall not be made available to any third party without the written consent of the disclosing party. The parties shall consult with one another regarding the contents of any proposed press release relating to this Agreement or the 1992 Agreement prior to issuing such press release.

               12.    Audit Rights.

                      12.1 Company (or its representatives) shall have the right at any time during the term of this Agreement, during normal business hours and upon seventy- two (72) hours' notice, to examine Operator's pertinent books and records, which books and records shall be kept and maintained in accordance with generally accepted accounting principles consistently applied, to determine whether all invoices and other charges submitted to Company by Operator are in all respects in accordance with this Agreement. Operator (or its representatives) shall have the right, at any time during the term of this Agreement during normal business hours and upon seventy-two (72) hours' notice, to examine Company's pertinent books and records, which books and records shall be kept and maintained in accordance with generally accepted accounting principles consistently applied, to determine whether Company has paid all royalties due to Operator in accordance with this Agreement.

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                      12.2 In the event a discrepancy is discovered during an
audit referred to in 12.1 above, the discovering party shall provide written notice to the other party explaining such asserted discrepancy in detail. In the event the other party agrees with such asserted discrepancy, appropriate reimbursement shall be promptly made. In the event the other party disagrees with the asserted discrepancy, such dispute shall be submitted to a firm of nationally recognized independent certified public accountants mutually acceptable to Company and Operator, and the decision of such firm shall be binding. The losing party shall be solely responsible for the fees and expenses of such independent accounting firm. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

                      12.3 For a period of two (2) years following the termination of this Agreement, Operator shall maintain such books and records (collectively, "Records") as are necessary (i) to substantiate that all invoices and other charges submitted to Company for payment hereunder were valid and proper, and (ii) to determine whether any payments have been made, directly or indirectly, by or on behalf of Operator to or for the benefit of any Company employee or agent who may reasonably be expected to influence either Company's decision to enter into this Agreement or the amount to be paid by Company pursuant hereto. (As used herein, "payments" shall include money, property, services and all other forms of consideration.) All Records shall be maintained in accordance with generally accepted accounting principles consistently applied. Company and/or its representative shall have the right at any time during normal business hours, upon twenty-four (24) hours' notice, to examine said Records. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

               13.    Notices.

               All notices, requests, demands, claims and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed duly given when delivered personally or three business days after having been sent by registered airmail or when received by facsimile transmission, in each case addressed as follows:

If to Operator:

AIRSHIP INTERNATIONAL LTD.
7380 Sand Lake Road
Orlando, Florida 32819
Attn: Louis J. Pearlman, President
Fax 407-345-0888

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If to Company:

ANHEUSER-BUSCH COMPANIES, INC.
One Busch Place
St. Louis, Missouri 63118
Attn: Carl E. Henke
Fax: 314-532-2574

The parties may at any time change their addresses or telefax numbers for the purpose hereof by giving notice to the others in the manner specified above.

               14.    Liability and Indemnity.

               Operator hereby assumes liability for, and hereby agrees to indemnify, reimburse, protect, save and hold harmless Company, its subsidiaries, affiliates and related entities, their successors, assigns, officers, agents, employees and servants, from and against, and to pay Company promptly upon demand the amount of, any and all liabilities, obligations, losses, damages, penalties, fines, claims, actions, suits, legal proceedings, whether civil or criminal, costs, expenses and disbursements, including legal fees and expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against Company or any other indemnified entity, in any way relating to, connected with or arising out of (i) the ownership, use or operation of the Airship or its ground support vehicles and equipment (or any component thereof) pursuant to this Agreement, whether in the air or on the ground; or (ii) the death of, or injury to, or damages to, any person or property, including, but not limited to, the property of Company, its officers, employees, agents, invitees, guests or clients, caused by, arising out of or in any way connected with the possession, use, operation or maintenance of the Airship and its ground support vehicles and equipment. The obligations contained in this Section shall continue in full force and effect, notwithstanding the expiration or other termination of this Agreement.

               15.    Independent Contractors.

                      15.1 The parties shall be and act as independent contractors, and under no circumstances shall this Agreement be construed as one of agency, partnership, joint venture or employment between the parties. Each party acknowledges and agrees that it neither has nor will give the appearance or impression of having any legal authority to bind or commit the other party in any way.

                      15.2 Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that the essential purpose of this Agreement is aerial advertising and promotion on behalf of Company and its affiliates and that Company undertakes and shall have no greater responsibility or liability with respect to the Airship

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(including all support equipment and staff) than it would in acquiring any other advertising space.

               16.    Governing Law.

               The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of New York.

               17.    No Assignment; Company Subsidiaries Included.

               Neither party shall assign its rights and/or obligations under this Agreement without the prior written approval of the other party. This agreement and all of the terms and provisions hereof will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and approved assigns. Notwithstanding the foregoing, (i) Operator acknowledges and agrees that all references to "Company" in this Agreement shall include, at the option of Anheuser- Busch Companies, Inc., any of its direct or indirect subsidiaries; provided, however, that Anheuser-Busch Companies Inc. shall be ultimately responsible for the due and punctual performance of all obligations of "Company" herein; and (ii) Company acknowledges that Operator's right to receive the Monthly Fee and/or any other payments due from Company may be assigned by Operator to a bank which is financing the Airship.

               18.    Miscellaneous.

                      18.1 This Agreement is the only agreement existing between the parties hereto regarding BUD I Airship, and there are no representations, covenants, warranties or agreements between the parties hereto concerning the BUD I Airship which are not contained herein and set forth in full herein. Any prior agreements or understandings regarding the BUD I Airship are hereby revoked and canceled. This Agreement may be amended only by an agreement in writing executed by both parties.

                      18.2 The failure of either party to object to or to take affirmative action with respect to any conduct of the other party which is in violation of the terms of this Agreement shall not be construed as a waiver thereof, nor of any future breach or subsequent wrongful conduct.

                      18.3 Except as otherwise specifically provided in this Agreement, each party shall be responsible for any expenses it incurs in connection with performance of its obligations under this Agreement.

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                      18.4 The rights and remedies set forth herein are intended to be cumulative, and the exercise of any one right or remedy by either party shall not preclude or waive its exercise of any other rights or remedies hereunder or pursuant to law or equity.

                      18.5 The Section headings set forth herein are for convenience only and do not constitute a substantive part of this Agreement.

                      18.6 The rights and privileges granted to Company hereunder are special, unique, extraordinary and impossible of replacement, which gives them a peculiar value, the loss of which could not be reasonably or adequately compensated in damages in an action at law, and Operator's failure or refusal to perform its obligations hereunder would cause Company irreparable loss and damage. If Operator fails or refuses to perform such obligations, Company shall be entitled to injunctive or other equitable relief against Operator to prevent the continuance of such failure or refusal or to prevent Operator from granting rights to others in violation of this Agreement. In no event, however, shall Company be entitled to consequential damages arising from the loss of use of the Airship, including but not limited to sales revenues or profits which may have been lost due to loss of the Airship for advertising and promotional purposes.

                      18.7 Notwithstanding termination of this Agreement pursuant to any provision hereof, such termination shall not relieve any party of any obligation hereunder which, by its terms, survives or is to be performed after such termination, including without limitation those relating to exclusivity as set forth in Section 7 above.

                      18.8 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument.

                      18.9 The 1992 Agreement shall terminate on the Effective Date.

                      18.10 Nothing in this Agreement shall be deemed to modify, supersede or replace any provision or term of the Airship Advertising Agreement between the parties dated January 1, 1991.

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               IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties hereto by their duly authorized representatives as of the day and year first above written.

                           AIRSHIP INTERNATIONAL LTD.

                                    By:   /s/ LOUIS J. PEARLMAN
                                          -------------------------
                                          Name:  Louis J. Pearlman
                                          Title: President

                                    ANHEUSER-BUSCH COMPANIES,  INC.

                                    By:   /s/ TONY PONTURO
                                          --------------------------
                                         Name:  Tony Ponturo
                                         Title: Vice President: Corporate
                                                Media & Sports Marketing

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